EXHIBIT 10.1

November 9, 2020

John Underkoffler
_____________________
_____________________

Dear John:

This letter sets forth the terms of the Separation Agreement (the “Agreement”) that Oblong is offering to you to aid in your employment transition. Oblong, Inc. (“Parent”), Oblong Industries, Inc. (the “Company”) and their respective subsidiaries (collectively with Parent and Company, “Oblong”) and you are hereinafter referred to each individually as a “Party” and together as the “Parties”.

1.Separation. Your last day of work with the Company and your employment termination date was May 1, 2020 (the “Separation Date”). The Parties acknowledge and agree that your separation from the Company, and the termination of all of your employee and officer positions as set forth above, as well as positions as a director of any subsidiary of Oblong, were effective, without any further action by the Parties, or any of them, as of the Separation Date. The Parties further acknowledge and agree that by execution of this Agreement you hereby tender your resignation as a member of the Parent’s board of directors effective as of the date first set forth above, and that such resignation is not a result of any disagreement between you and the Parent, its management, board of directors or any committee of its board of directors.

2.Accrued Salary. On or about the Separation Date, the Company paid you all accrued wages earned through the Separation Date, subject to all required payroll deductions and withholdings. You were entitled to these payments regardless of whether or not you sign this Agreement.

3.Separation Pay.

(a)    If you sign this Agreement, return it by the deadline specified below, do not revoke the Agreement and comply with its terms, the Company will pay you, as separation pay, the sum of $100,000.00, less standard payroll deductions and withholdings, which amount shall be paid in a single lump sum within one (1) week following the Effective Date.

(b)    Any Stock Options held by you shall remain subject to the terms and conditions of any applicable agreements and/or award documents, as well as the governing plan documents.

4.Health Insurance. Your group health insurance ceased on the last day of the month in which your employment ended. At that time, you became eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws. The Company will reimburse you for, or, at the Company’s election in its sole discretion, pay on your behalf, the cost of COBRA premiums for continuation of coverage for you and your eligible dependents under the Company’s then existing medical insurance plan for a period of twelve (12) months from the Separation Date (or if you are not eligible for such coverage under COBRA during any portion of such twelve (12) month period, then the Company shall pay you an amount equal to the premium which the Company would otherwise have been obligated to pay to provide COBRA coverage for you and your eligible dependents during such period) (the “COBRA Benefits”). All such COBRA Benefits for periods after the date hereof shall be payable on the first day of each month.

5.Tax Matters. The Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, benefits, or separation pay after the Separation Date. Thus, for any employee benefits sponsored by the Company or Parent not specifically referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date. This includes but is not limited to a 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

7.Expense Reimbursement. You agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company has reimbursed you for these expenses pursuant to its regular business practice.

8.Return of Company Property. You agree to return to the Company all hard copy and electronic documents (and all copies thereof) and other Oblong property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Oblong (and all reproductions thereof). If you discover after the Separation Date that you have retained any Oblong proprietary or confidential information, you agree immediately upon discovery to contact the Company and make arrangements for returning the information.

9.Post-Employment Restrictions. You acknowledge your continuing obligations under the Proprietary Information and Inventions Agreement(s) executed by you, including the version executed by you on the date hereof (the “Proprietary Agreement”) which, among other things, prohibit disclosure and use of any confidential or proprietary information of the Company and solicitation of Company employees. A copy of the current-dated Proprietary Agreement is attached hereto as Exhibit A. You hereby affirm each of the provisions of that agreement and any previously executed Proprietary Agreement, including without limitation your grant of rights in inventions as contemplated thereby. You acknowledge that the amounts payable under this Agreement constitute the entire consideration for your execution and performance of the current-dated Proprietary Agreement.

10.Confidentiality; Reservation of Rights. The existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement in confidence: (a) to your spouse or partner; (b) to your attorney, accountant, auditor, tax preparer, and financial advisor, provided that such individuals first agree that they will treat such information as strictly confidential and that you agree to be responsible for any disclosure by any such individual as if you had made the disclosure; and (c) as necessary to enforce its terms or as otherwise required by law. You agree not to disclose the terms of this Agreement to any current or former Company employee. Nothing in this Agreement shall prohibit you from: (i) making truthful statements or disclosing Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court or competent jurisdiction or an authorized government agency, (ii) cooperating with or participating in any investigation by a governmental agency, (iii) reporting possible violations of federal or state law or regulation to any governmental agency or entity (including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, Members of Congress, and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, and you do not need the prior authorization of Parent or the Company to make any such reports or disclosures and you are not required to notify Parent or the Company that you have made such reports or disclosures, (iv) disclosing factual information related to claims of sexual assault or harassment or discrimination, including retaliation for reporting sexual harassment or discrimination (if any), or (v) testifying in any administrative, legislative, or judicial proceeding where such testimony was required by the court, administrative agency, or legislative body, regarding criminal conduct or sexual harassment on the part of any Released Party (if any). In addition, as set forth in 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

11.Nondisparagement. You agree not to disparage Parent, the Company, and their respective officers, directors, stockholders, employees, or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and Parent and the Company agree not to disparage you in any manner likely to be harmful to your business or personal reputation; provided, however, that statements which are made in good faith in response to any question, inquiry, or request for information required by legal process shall not violate this paragraph. Nothing in this restriction is intended to limit any person from giving honest statements before an administrative agency investigating an alleged violation of discrimination laws.

12.Release of All Claims. Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge Parent, the Company, TriNet Group, Inc., and their respective current and former stockholders, affiliates, directors, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, successors and assigns (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company or your service as an officer or director of Parent, the Company or their subsidiaries, or the termination thereof; (ii) claims and demands related to your compensation or benefits with Oblong and the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims and demands pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; California Fair Employment and Housing Act (Cal. Gov’t Code §12900 et seq.); California Family Rights Act (Cal. Gov. Code §12945.2); California Spousal Military Leave Law (Cal. Mil. & Vet. Code §395.10); California WARN Act (Cal. Lab. Code §1400 et seq.) as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, intellectual property misappropriation, infringement, and other violations, and discharge in violation of public policy; (v) all claims and demands arising out of or relating to any works of authorship, inventions, trade secrets, or other intellectual property or technology developed by you prior to the date you sign this Agreement; and (vi) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

Excluded from this Agreement are (i) any claims which by law cannot be waived in a private agreement between an employer and employee, (ii) any rights to continuing indemnification under the charter documents of Oblong, under any directors’ and officers’ liability insurance policy maintained by Oblong or under any indemnification agreement to which you and Oblong are parties, and (iii) any rights as a stockholder of Parent arising after the date hereof. Moreover, this Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency your behalf arising out of or related to your employment with and/or separation from the Company.

13.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement (and you have obtained and considered such legal counsel as you deem necessary); (c) you have up to twenty-one (21) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) by signing this Agreement, you are doing so freely, knowingly, and voluntarily.

Any revocation under this Section must be submitted, in writing, to Pete Holst, Chief Executive Officer of Oblong, Inc., at 25587 Conifer Road, Suite 105-231, Conifer, Colorado 80433.

14.No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against Parent or the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

15.Waiver. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Released Parties.

16.Employment Rights. You hereby waive any and all rights to employment or re- employment with Parent, the Company or any successor or affiliated organization (“Related Entity”). You agree that Parent, the Company and the Related Entities have no obligation, contractual or otherwise, to employ or re-employ you, now or in the future, either directly or indirectly, on a full-time, part-time, or temporary basis, including, but not limited to, utilizing your services as a temporary employee, worker, or contractor through any temporary service providers, vendors, or agencies.

17.Acknowledgements and Representations. You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan.

18.Future Cooperation; No Aiding Others. You agree to sign any documents and do anything else that is reasonably necessary in the future to implement this Agreement. If requested by the Company, you agree to make yourself available and cooperate with the Company and its counsel in connection with any claim, dispute, negotiation, investigation, administrative proceeding or litigation involving the Company. The Company shall promptly reimburse you for reasonable, out-of-pocket expenses associated with such cooperation. You further agree that you will not encourage any person or entity, including but not limited to any current or former employee, officer, director or equity holder of the Company, to institute any claim against any Released Party, except as expressly required by legally enforceable order, law or administrative policy. You understand that this provision is a material term under this Agreement, even after the consideration under this Agreement has been paid.

19.Miscellaneous. This Agreement, including the exhibits hereto, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

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If this Agreement is acceptable to you, please sign below and return the original to me no later than November 9, 2020.

READ CAREFULLY BEFORE SIGNING

You acknowledge and agree that you have fully read, understand, and voluntarily enter into this Agreement. You further acknowledge and agree that you have had an opportunity to ask questions and consult with an attorney of your choice before signing this Agreement. You further acknowledge and agree that you are receiving valuable consideration in exchange for your execution of this Agreement that you would not otherwise be entitled to receive. You further acknowledge that your signature below is an agreement to release the Company from any and all claims that can be released as a matter of law. If you choose to revoke this Agreement, you have seven days following your signature on the Agreement to do so, and must notify the Company, in writing of such revocation, in the manner provided in Section 13.

DO NOT SIGN THIS AGREEMENT BEFORE THE SEPARATION DATE.

I wish you good luck in your future endeavors.
Sincerely,

/s/ Peter Holst
Peter Holst
CEO

Agreed:

/s/ John Underkoffler
John Underkoffler